EXHIBIT 24

CONFIRMING STATEMENT

This statement confirms that the undersigned, Steven Zeller, has authorized and designated
Matthew R. Middendorf and Michelle M. Molin, or either of them, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Arcadia Resources, Inc.
The authority of Matthew R. Middendorf and Michelle M. Molin, or either of them under this
Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Arcadia Resources, Inc., unless earlier revoked in writing.  The undersigned acknowledges that neither Matthew R. Middendorf nor
Michelle M. Molin is assuming any of the undersigned's responsibilities to comply with Section
16 of the Securities Exchange Act of 1934.

Dated:  April 8, 2008

/s/ Steven L. Zeller
Steven L. Zeller